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                                                                     EXHIBIT 8.1

                [LETTERHEAD OF COVINGTON & BURLING APPEARS HERE]

                                February 22, 2000

         Computer Associates International, Inc.
         One Computer Associates Plaza
         Islandia, New York  11749-7000

                                    Re: Computer Associates International, Inc.
                                        Registration Statement on Form S-4

         Ladies and Gentlemen:

                 We are acting as special tax counsel to Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), in connection with the tender offer (the "Offer") by Computer Associates, through its wholly owned subsidiary, Silversmith Acquisition Corp., a Delaware corporation ("Merger Sub"), for shares of common stock of Sterling Software, Inc., a Delaware corporation ("Sterling Software"), and the proposed merger (the "Merger") of Merger Sub with and into Sterling Software pursuant to the Agreement and Plan of Merger dated as of February 14, 2000, among Computer Associates, Merger Sub, and Sterling Software (the "Merger Agreement"). You have requested our opinion regarding the accuracy of the discussion set forth under the heading "Material Federal Income Tax Consequences" in the Prospectus (the "Prospectus"), which is included in the Registration Statement on Form S-4 (the "Registration Statement"), filed on February 22, 2000 with the Securities and Exchange Commission (the "Commission") in connection with the Offer.

                  In rendering the opinion expressed in this letter, we have examined the Merger Agreement, the Registration Statement (including the Prospectus and all exhibits thereto) and such other documents as we have deemed necessary or advisable. In our examination of the documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all documents submitted to us are authentic originals or, if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof; that all such documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that each executed document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in such documents, which we have not attempted to verify independently, are and will remain true, accurate, and complete in all material respects; that the Offer and the Merger and all related transactions will be carried out in accordance with the terms and conditions of such documents without the waiver or modification of any such terms and conditions; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of such documents have been

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Computer Associates International, Inc.
February 22, 2000
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or will be performed or satisfied in accordance with their terms in all material respects. We also have assumed that the Merger qualifies as a statutory merger under applicable state law. Furthermore, we have assumed that you have disclosed to us all of the documents that are relevant to the transactions that are the subject of this opinion.

                  Based upon and subject to the foregoing, it is our opinion that, although the discussion set forth under the heading "Material Federal Income Tax Consequences" in the Prospectus does not discuss all possible United States federal income tax consequences of the Offer and the Merger to Sterling Software shareholders who surrender shares of Sterling Software common stock pursuant to either the Offer or the Merger, or both, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Offer and the Merger that are likely to be material to such shareholders who hold shares of Sterling Software common stock as capital assets and who are not subject to special rules under the Internal Revenue Code of 1986, as amended, or do not otherwise have special individual circumstances.

                  Our opinion is expressed as of the date hereof and is based upon existing statutory, regulatory, administrative, and judicial authority and guidance in effect as of the date hereof, any of which may be changed at any time, possibly with retroactive effect. A change in any of the authorities or guidance upon which our opinion is based could affect our conclusions. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements, assumptions, and representations referred to herein that we have assumed with your consent to be true, accurate, and complete on the date hereof and at the consummation of the Offer and at the time the Merger becomes effective. Our opinion cannot be relied upon if any of the material facts contained in such documents or such additional information, statements, assumptions or representations referred to herein is, or later becomes, inaccurate. We disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or any subsequent change in the authorities or guidance upon which our opinion is based. Our opinion represents our legal judgment and has no official status of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with our opinion.

                  Finally, our opinion is limited to the tax matters specifically addressed herein, and no other opinions should be inferred beyond the matters expressly stated. We have not been asked to address, nor have we addressed, any other tax consequences of the Offer or the Merger, including, but not limited to, any other federal, state, local, foreign, transfer, sales, or use tax consequences, or any tax consequences of any other transactions or events contemplated by or referred to in the Merger Agreement or the Registration Statement.

                  We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement, and we consent to the reference to us under the heading "Material Federal Income Tax Consequences" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. Except as set forth above, this opinion is not to be used, circulated, quoted from, or otherwise



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Computer Associates International, Inc.
February 22, 2000
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referred to for any purpose without our prior written consent.

                                         Very truly yours,

                                         /s/ Covington & Burling